Exhibit 99.1

Press Release	contacts:	Alfred G. Merriweather	Jeremiah Hall
		Chief Financial Officer	Feinstein Kean Healthcare
		Tel: 650 624 4576	Tel: 415 677 2700
		amerriweather@	jeremiah.hall@
		monogrambio.com	fkhealth.com

Monogram Announces 2008 Second Quarter Financial Results

66% Revenue Growth; HERmark Breast Cancer Assay launched commercially

— Conference call today at 4:30 p.m. ET —

SOUTH SAN FRANCISCO, Calif., July 29, 2008 – Monogram Biosciences, Inc. (Nasdaq: MGRM) today reported financial results for the quarter ended June 30, 2008.

The Company had revenues of $16.1 million for the second quarter of 2008, 66% higher than $9.7 million in the second quarter of 2007. This growth was driven by revenue from Trofile™ for selecting HIV patients to be treated with Selzentry™, Pfizer’s CCR5 antagonist, and by revenue from use of our PhenoSense HIV™ resistance test and Trofile in a phase III trial by a pharmaceutical company customer.

Revenue for the six months ended June 30, 2008 was $31.0 million, an increase of 62% over $19.1 million in the first six months of 2007.

In addition to the reported revenue for the quarter, we recorded as deferred revenue, the sale of Trofile assays to Pfizer for patient testing outside of the U.S. and for use in clinical trials. These deferred revenues were $1.2 million and $2.0 million for the three and six months ended June 30, 2008, respectively. This revenue was recorded as deferred revenue due to the accounting for the Company’s collaboration with Pfizer. Had these sales not been accounted for as deferred revenue, total revenue on a Non-GAAP Basis, for the three and six months ended June 30, 2008 would have been $17.3 million and $33.0 million respectively.

Monogram has performed over 8,000 Trofile tests to date for U.S. patients and revenue from Trofile in the quarter ended June 30, 2008 was $3.7 million.

“Revenues were again at a record level in the second quarter,” said Alfred Merriweather, Monogram’s Chief Financial Officer. “Gross margin on product revenues for the second quarter was 54%.”

The Company had approximately $26.9 million in cash, cash equivalents and short-term investments at June 30, 2008. Cash used in operations for the first six months of 2008 was $8.4 million.

HIV Tropism and Resistance Testing

Recent significant developments in Monogram’s HIV business include:

•

Introduction in June of sensitivity enhancements to Trofile enabling the identification of X4 virus present at a level as low as 0.3% of the total viral population, a thirty-fold increase in sensitivity.

•	Presentation in June, at the Drug Resistance Workshop in Sitges, Spain, of data providing clinical validation of optimized patient selection with the enhanced assay format.

•	Establishment of coverage for Trofile by New York and California state Medicaid programs.

•	Announcement of the availability August 4 of the PhenoSense Integrase assay for assessing resistance to the integrase class of HIV drugs.

•	Extension of Trofile’s availability outside of the U.S. to thirteen European countries, Canada, Brazil and Argentina.

“Selecting the right treatment regimens for HIV patients is critical, not only to assure that each individual drug is appropriate for the individual patient but also to make sure that the entire regimen is as robust as possible to protect the other drugs in the patient’s regimen from unnecessary exposure to the development of resistance” said William Young, Monogram Chief Executive Officer. “The implementation of enhanced sensitivity in Trofile and the introduction of our resistance test for the integrase class of HIV drugs further extend Monogram’s industry-leading portfolio of assays for guiding HIV therapy decisions.”

HERmarkTM Breast Cancer Assay

Recent significant developments for Monogram’s HERmark Breast Cancer Assay include:

•

Presentation by collaborators at ASCO in June of a study demonstrating the superiority of HERmark over FISH as a predictor of trastuzumab response (“Total HER2 and HER2 Homodimer Levels Predict Response to trastuzumab”).

•

Commercial introduction in July of HERmark for assessment of HER2 status in patients with breast cancer — providing a precise and quantitative measurement of HER2 total protein and HER2 homodimer levels by a CLIA-validated assay through Monogram’s CAP-certified clinical laboratory.

•	Establishment of initial sales organization to introduce HERmark to the oncology community.

•

Introduction at ASCO of a Collaborative Biomarker Study, designed to (i) compare conventional IHC and FISH methods of HER2 testing with the quantitative measurements of HER2 total protein and HER2 homodimers provided by HERmark, and (ii) to describe the expression/co-expression profiles identified by Monogram’s HER1 and HER3 Total Protein Assays along with HER2 total protein and homodimer levels identified by HERmark to facilitate analyses of how such measurements may correlate with certain laboratory and clinical parameters, including disease progression.

“Current technologies – IHC, FISH and CISH – are well recognized by breast cancer researchers and oncologists as being inadequate for the accurate assessment of HER2 status,” continued Young. “This is the important clinical need that HERmark addresses by providing accurate and quantitative measurements of the drug target.”

Physicians currently use these semi-quantitative technologies to determine HER2 status and decide whether or not to prescribe Herceptin®. Inaccurate measurements of HER2 may lead to inappropriate therapy selection. Guidance recently issued jointly by ASCO and CAP (the College of American Pathologists) indicated that approximately 20% of HER2 determinations conducted in local laboratories by current testing technologies may be inaccurate.

“We have correlated the HERmark assay with IHC, FISH and CISH results obtained in central laboratories in more than one thousand patients, and we see a high degree of concordance between the best central laboratory tests and HERmark,” said Michael Bates, M.D., Vice President of Clinical Research at Monogram. “However, even when compared to the best central laboratory measurements, HERmark identifies patients with high HER2 levels but who are HER2-negative by other assays, as well as some patients with low HER2 levels but who are judged positive by conventional assays. Comparisons with local laboratory IHC or FISH results suggest significantly larger numbers of discordant results. We believe the HERmark Assay measures HER2 total protein and homodimer levels very accurately and will help physicians to make treatment decisions with high confidence.” Monogram expects that as many as 15-20% of patients determined by conventional technologies to be HER2-negative would be reclassified by HERmark.

VeraTagTM Oncology Platform

Recent significant developments for the VeraTag technology platform include:

•	Introduction to biopharmaceutical companies of the HER1 and HER3 Total Protein Assays for research use.

•	Issuance of three U.S. patents and one European patent covering the detection and profiling with VeraTag technology of protein complexes, including homodimers and heterodimers.

While the HERmark Breast Cancer Assay, which measures the expression of the HER2 protein and the HER2:HER2 homodimer, is the first product to be developed based on Monogram’s proprietary VeraTag technology, Monogram has a growing portfolio of VeraTag assays that measure proteins, protein complexes and post-translational modifications such as phosphorylation, in FFPE tumor samples. In addition to the HER1, HER2 and HER3 total protein assays and the HER2:HER2 homodimer assay, Monogram has assays in advanced development for the measurement of:

•	heterodimers of HER1 and HER2 (HER1:HER2)

•	heterodimers of HER2 and HER3 (HER2:HER3)

•	the HER3:PI3K complex, which is related to the Akt signaling pathway for tumor cell survival

•	the truncated form of HER2, known as p95.

These activated protein complexes are believed to mediate resistance to Herceptin® in patients with breast cancer and are targets of other cancer drugs in development.

“As we extend the range of assays beyond HER2, we will be able to address not only resistance pathways to Herceptin in breast cancer but also provide assays that may be informative in lung, colorectal and other cancers,” added Young. “With a broad range of assays, our VeraTag platform is intended to inform the rational design of combination therapies, such as those for patients with resistance to Herceptin.”

GAAP and Non-GAAP Proforma Results

Net Loss and Net Loss Per Share is shown below in accordance with GAAP and also on a Non-GAAP Proforma Basis. The Company is reporting Non-GAAP Proforma results which exclude certain items to provide a clearer view of ongoing results without the impact of non-cash valuation adjustments related to our convertible debt. A reconciliation of these Non-GAAP Proforma results to GAAP results is included with the Statement of Operations data attached to this release.

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Net Loss ($ Millions)
GAAP Net Loss	$(5.5)	$(3.9)	$(7.2)	$(15.4)
Non-GAAP Proforma Net Loss	$(5.7)	(8.3)	$(12.1)	(18.1)
Net Loss Per Share ($)
GAAP Net Loss Per Share	$(0.04)	$(0.03)	$(0.05)	$(0.12)
Non-GAAP Proforma Net Loss Per Share	$(0.04)	$(0.06)	$(0.09)	$(0.14)

Non-cash “mark-to-market” adjustments to the 3% Senior Secured Convertible Note and the 0% Convertible Senior Unsecured Debt that were reflected in non-operating income and expense for the periods ended June 30, 2008 and 2007 are excluded from proforma net loss. Favorable adjustments of $0.1 million and $4.5 million were recorded in the three months ending June 30, 2008 and 2007, respectively. Favorable adjustments of $4.8 million and $0.4 million were recorded in the six months ending June 30, 2008 and 2007, respectively. In addition, a favorable adjustment of $2.2 million was recorded at January 1, 2007 for the cumulative effect of the change in accounting principle at that date. Such adjustments could be significant and unpredictable in future quarters depending on several factors, including the level of the Company’s common stock price.

Stock-based compensation in accordance with SFAS 123(R) is recorded as expense for purposes of both GAAP and our Non-GAAP Proforma results. Such costs were $1.2 million in the second quarter of 2008, compared to $1.1 million in the prior year’s second quarter.

We believe that the foregoing presentation of these Non-GAAP financial measures will enable investors, analysts and readers of our financial statements to compare Non-GAAP measures with relevant GAAP measures in all periods presented. Any Non-GAAP financial measure used by us should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

Capital Structure

At June 30, 2008, a total of 134.9 million shares of common stock were outstanding and stock options were outstanding on 24.2 million shares of common stock. The principal amount of Pfizer’s $25 million convertible note, issued in May 2006, is convertible into approximately 9.2 million shares of common stock. The $30 million principal amount of our 0% Convertible Senior Unsecured Notes, issued in January 2007, is convertible into approximately 11.9 million shares of common stock.

Conference Call Details

Monogram will host a conference call today at 4:30 p.m. Eastern Time. To participate in the live teleconference please call (877) 675-4748, or (719) 325-4848 for international callers, fifteen minutes before the conference begins. Live audio of the call will be simultaneously broadcast over the Internet and will be available to members of the news media, investors and the general public. Access to live and archived audio of the conference call will be available by following the appropriate links at www.monogrambio.com and clicking on the Investor Relations link. Following the live broadcast, a replay of the call will also be available at (888) 203-1112, or (719) 457-0820 for international callers. The replay passcode is 3249168. The information provided on the teleconference is only accurate at the time of the conference call, and Monogram assumes no obligation to provide updated information except as required by law.

About Monogram

Monogram is advancing individualized medicine by discovering, developing and marketing innovative products to guide and improve treatment of serious infectious diseases and cancer. The Company’s products are designed to help doctors optimize treatment regimens for their patients that lead to better outcomes and reduced costs. The Company’s technology is also being used by numerous biopharmaceutical companies to develop new and improved anti-viral therapeutics and vaccines as well as targeted cancer therapeutics. More information about the Company and its technology can be found on its web site at www.monogrambio.com.

Forward Looking Statements

Certain statements in this press release are forward-looking. These forward-looking statements include references to the demand and outlook for our products, including our Trofile and HERmark assays, the outlook for Selzentry, Pfizer’s CCR5 antagonist HIV drug, reimbursement for Trofile and HERmark, the ability of VeraTag technology, including HERmark, to significantly improve the information available to physicians, results of studies intended to demonstrate clinical utility of our VeraTag technology and HERmark products and activities related to the Pfizer collaboration. These forward-looking statements are subject to risks and uncertainties and other factors, which may cause actual results to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These risks and uncertainties include, but are not limited to: the risk that physicians may not use a molecular diagnostic for patient selection for Selzentry or other HIV drugs; risks related to the implementation of the collaboration with Pfizer; risks related to our ability to recognize revenue from activities under the collaboration with Pfizer; risks and uncertainties relating to the performance of our products; the growth in revenues; the size, timing and success or failure of any clinical trials for CCR5 inhibitors, entry inhibitors or integrase inhibitors; the risk that our Trofile Assay may not be utilized for patient use with Selzentry and other CCR5 inhibitors; the risk that our VeraTag assays, including HERmark, may not predict response to particular therapeutic agents; the risk that we may not be able to obtain additional cohorts of patient samples for additional VeraTag studies, our ability to successfully conduct clinical studies and the results obtained from those studies; whether larger confirmatory clinical studies will confirm the results of initial studies; our ability to establish reliable, high-volume operations at commercially reasonable costs; expected reliance on a few customers for the majority of our revenues; the annual renewal of certain customer agreements; actual market acceptance of our products and adoption of our technological approach and products by pharmaceutical and biotechnology companies; our estimate of the size of our markets; our estimates of the levels of demand for our products; the impact of competition; the timing and ultimate size of pharmaceutical company clinical trials; whether payers will authorize reimbursement for our products and services and the amount of such reimbursement that may be allowed; whether the FDA or any other agency will decide to further regulate our products or services, including Trofile; whether existing levels of reimbursement will be reviewed and reduced by third party payers, including Medicare; whether the draft guidance on Multivariate Index Assays issued by FDA will be subsequently determined to apply to our current or planned products; whether we will encounter problems or delays in automating our processes; the ultimate validity and enforceability of our patent applications and patents; the possible infringement of the intellectual property of others; whether licenses to third party technology will be available; whether we are able to build brand loyalty and expand revenues; restrictions on the conduct of our business imposed by the Pfizer, G.E. and other debt agreements; the impact of additional dilution if our convertible debt is converted to equity; and whether we will be able to raise sufficient capital in the future, if required. For a discussion of other factors that may cause actual events to differ from those projected, please refer to our most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as well as other subsequent filings with the Securities and Exchange Commission. We do not undertake, and specifically disclaim any obligation, to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

PhenoSense, PhenoSenseGT, Trofile, HERmark and VeraTag are trademarks of Monogram Biosciences, Inc. Herceptin is a registered trademark of Genentech, Inc. Selzentry is a trademark of Pfizer Inc.

~financials to follow~

MONOGRAM BIOSCIENCES, INC.

SELECTED STATEMENT OF OPERATIONS DATA

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Revenue:
Product revenue	$15,440	$8,907	$29,447	$18,006
Contract revenue	687	485	1,506	803
License revenue	5	300	15	300

Total revenue	16,132	9,692	30,968	19,109
Operating costs and expenses:
Cost of product revenue	7,124	5,327	13,488	11,032
Research and development	6,244	5,176	12,268	10,507
Sales and marketing	4,133	4,159	8,485	8,102
General and administrative	4,163	3,629	8,729	7,857

Total operating costs and expenses	21,664	18,291	42,970	37,498

Operating loss	(5,532)	(8,599)	(12,002)	(18,389)
Convertible debt valuation adjustment and interest income/(expense), net	(58)	4,727	4,684	717
Contingent value rights valuation adjustment	72	—	72	—

Net loss before cumulative effect of change in accounting principle	(5,518)	(3,872)	(7,246)	(17,672)
Cumulative effect of change in accounting principle	—	—	—	2,242

Net loss after cumulative effect of change in accounting principle	$(5,518)	$(3,872)	$(7,246)	$(15,430)

Basic and diluted net loss per common share before cumulative effect of change in accounting principle	$(0.04)	$(0.03)	$(0.05)	$(0.13)
Cumulative effect per share of change in accounting principle	$—	$—	$—	$0.01

Basic and diluted net loss per common share after cumulative effect of change in accounting principle	$(0.04)	$(0.03)	$(0.05)	$(0.12)

Weighted-average shares used in computing basic net loss per common share	134,553	132,026	134,372	131,805

Reconciliation of Non-GAAP Proforma Results to GAAP
Net loss after cumulative effect of change in accounting principle	$(5,518)	$(3,872)	$(7,246)	$(15,430)
Adjustments for certain non-cash items:
Cumulative effect of change in accounting principle	—	—	—	(2,242)
Contingent value rights valuation adjustment	(72)	—	(72)	—
Convertible debt valuation adjustment	(66)	(4,463)	(4,802)	(408)

Non-GAAP Proforma net loss	(5,656)	(8,335)	(12,120)	(18,080)

Non-GAAP Proforma net loss per common share, basic	$(0.04)	$(0.06)	$(0.09)	$(0.14)

Management believes that this Non-GAAP proforma financial data supplements the Company’s GAAP financial statements by providing investors with additional information which allows them to have a clearer picture of the Company’s operations, financial performance and the comparability of the Company’s operating results from period to period as they exclude the effects of revaluation of the Company’s convertible debt that management believes are not indicative of the Company’s ongoing operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for results prepared in accordance with GAAP. Above, management has provided a reconciliation of the Non-GAAP proforma financial information with the comparable financial information reported in accordance with GAAP.

MONOGRAM BIOSCIENCES, INC.

SELECTED BALANCE SHEET DATA

(In thousands)

(Unaudited)

	June 30, 2008	December 31, 2007(1)
ASSETS
Current assets:
Cash and cash equivalents	$21,943	$18,762
Short-term investments	4,984	11,828
Accounts receivable, net	13,731	9,100
Prepaid expenses	1,164	1,279
Inventory	1,761	1,250
Other current assets	1,249	917

Total current assets	44,832	43,136
Property and equipment, net	7,913	7,665
Goodwill	9,927	9,927
Deferred costs	12,675	8,043
Other assets	94	540

Total assets	$75,441	$69,311

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$1,765	$2,116
Accrued compensation	5,402	3,324
Accrued liabilities	4,708	3,818
Current portion of restructuring costs	610	610
Deferred revenue, current portion	727	605
Current portion of loans payable and capital lease obligations	10,175	4,469
Contingent value rights	2,060	2,119

Total current liabilities	25,447	17,061
Long-term 3% convertible promissory note	19,678	20,786
Long-term 0% convertible promissory note	14,817	18,511
Long-term portion of restructuring costs	—	289
Long-term deferred revenue	20,248	13,622
Other long-term liabilities	661	282

Total liabilities	80,851	70,551

Stockholders’ deficit:
Common stock	135	134
Additional paid-in capital	289,243	286,196
Accumulated other comprehensive loss	(3)	(31)
Accumulated deficit	(294,785)	(287,539)

Total stockholders’ deficit	(5,410)	(1,240)

Total liabilities and stockholders’ deficit	$75,441	$69,311

(1)	The balance sheet data at December 31, 2007 is derived from audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission.